Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO ANNOUNCES DEEPER POOL DISCOVERY IN MAJOR COUNTY, OKLAHOMA

Well Flows Over 500 Barrels of Oil Per Day from Hunton Formation at 9,300 Feet

DENVER, COLORADO, January 6, 2009 — CREDO Petroleum Corporation (NASDAQ:  CRED) today announced a deeper pool discovery from the Hunton formation in its Ball #1-18 well.

The 9,750-foot Ball well is located on the company’s 1,280 gross acre Pool\Proffitt prospect.  Electric logs and drilling and completion data indicate that the Chester, Mississippian and Hunton formations are commercially productive.  The company owns a 50% working interest and is the operator.

The Hunton formation is the deepest productive zone and contains 13 feet of highly porous and permeable dolomite.  After perforation and acid breakdown, the Hunton zone kicked-off flowing. During the final 24-hour test, the well produced 535 barrels of oil and an estimated 1.0 to 2.0 MMcfg (million cubic feet of gas).  Shut-in casing and tubing pressures are 2,600 psi, indicating virgin bottom-hole pressure.  The well is currently shut-in for installation of production equipment.

In addition to the Hunton formation, the company plans to perforate and produce over 150 feet of Mississippian formation and 35 feet of pay with excellent porosity in the Chester formation.  However, because the Hunton zone flowed oil at high rates with virgin pressure, completion of the up-hole zones will be delayed in order to more fully evaluate the Hunton zone potential.

James T. Huffman, CEO, stated, “It is very unusual for a well to flow oil from a depth of 9,300 feet.  The high production rate indicates outstanding reservoir permeability and porosity as well as excellent pressure.”  Huffman further stated, “Our Pool-Proffitt prospect has multiple productive intervals in the Hunton, Mississippian, Chester, Inola and Red Fork formations which we estimate will require 10 to 12 wells to fully develop.”

About one mile to the north of the Ball well, the Lemmons #1-7 is currently being completed in the Mississippian and Chester formations.  CREDO owns a 73% working interest and is the operator.  Elsewhere, the company is currently completing a wildcat well on a 2,150 gross acre prospect located on the Central Kansas Uplift in which it owns an 85% working interest.  The well continues to be classified as a “tight hole”, meaning that detailed information is not being released for proprietary business reasons.  In southern Oklahoma, drilling is complete and production casing has been set on a high potential oil well in Carter County in which the company owns a 44% working interest.  The Schaff #3 is a twin well to the Schaff #1 which has produced 235,000 barrels of oil.  The new well will develop two deeper Deese formation oil sands and the Woodford formation, both of which electric logs indicate are productive.  Completion operations will commence this week.

Huffman further stated, “We have recently drilled four successful wells in Oklahoma and Kansas in which CREDO owns very substantial working interests, ranging from 44% to 85%.  All of the wells are currently in various stages of being completed for production.  The drilling and completion data looks very promising, and we believe that these wells have the potential to significantly increase our production and reserves.  In addition, offset drilling is scheduled on three of the wells.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
Chief Executive Officer or
Alford B. Neely
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2007 Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.